Exhibit 5.01

Scott Wilensky Executive Vice President and General Counsel 401 Nicollet Mall, 9th Floor Minneapolis, Minnesota 55401 Phone: 612.330.5942 Fax: 612.215.4504

February 28, 2019

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

Re:

2,868,000 Shares of Common stock, issued pursuant to Xcel Energy 401(k) Savings Plan, New Century Energies, Inc. Employees’ Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees, the New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees, and Nuclear Management Company, LLC NMC Savings and Retirement Plan (the “Plans”)

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Xcel Energy Inc., a Minnesota corporation (the “Company”), and, as such, I and the attorneys that I supervise have acted as counsel for the Company in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed issuance of the Company’s Common Stock (the “Shares”).

For purposes of this opinion letter, I, or attorneys that I supervise, have examined or are otherwise familiar with the Amended and Restated Articles of Incorporation of the Company, the amended By-Laws of the Company, the Registration Statement, certain resolutions of the Board of Directors of the Company authorizing the Registration Statement with respect to the Shares to be issued under the Plans and such other documents, records and instruments as have deemed necessary or appropriate for the purposes of this opinion letter.

Based on the foregoing, I am of the opinion that (a) the Shares have been duly authorized by all requisite corporate action and (b) when and if issued in accordance with the terms of the Plans, the Shares will be legally issued, fully paid and nonassessable.

Xcel Energy Inc.

February 28, 2019

I express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America. The opinions herein expressed are limited to the specific issues addressed and to the laws existing on the date hereof. By rendering this opinion letter, I do not undertake to advise you with respect to any other matter or any change in such laws or the interpretation thereof that may occur after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement without implying or admitting that I am an “expert” within the meaning of Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

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Xcel Energy Inc.

February 28, 2019

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Very truly yours,

/s/ Scott Wilensky

Scott Wilensky

Executive Vice President and General Counsel